Exhibit 99.1

NYSE to Suspend Trading in Zalatoris Acquisition Corp. (TCOA)

September 05, 2024 04:15 PM Eastern Daylight Time

NEW YORK--(BUSINESS WIRE)--The New York Stock Exchange LLC (“NYSE” or “Exchange”) announced today that the staff of NYSE Regulation has determined to immediately suspend trading in the three securities enumerated below (“Securities”) of Zalatoris Acquisition Corp. (the “Company”) from the NYSE.

Symbol	Description
TCOA	Class A Common Stock, $0.0001 par value per share
TCOA.U	Units, each consisting of one share of Class A Common Stock and one Redeemable Warrant
TCOA WS	Redeemable Warrants, each warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share

On August 19, 2024, the NYSE announced that it was commencing proceedings to delist the Company. The Company had the right to request a review of this determination by a Committee of the Board of Directors of the Exchange. The Company confirmed to the NYSE that it will not exercise that right. Accordingly, the NYSE will now suspend trading in the Securities and will file a delisting application with the Securities and Exchange Commission.

Contacts

NYSE Communications
PublicRelations-NYSE@ice.com